As filed with the Securities and Exchange Commission on December 17, 2013

Registration No. 333-159302

Registration No. 333-161343

Registration No. 333-169464

Registration No. 333-181277

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-159302

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-161343

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-169464

Post-Effective Amendment No. 4 to Form S-3 Registration Statement No. 333-181277

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MAKO Surgical Corp.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	20-1901148 (I.R.S. Employer Identification No.)

2555 Davie Road

Fort Lauderdale, Florida 33317

(954) 927-2044

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Fritz L. LaPorte

Vice President, Finance & Administration and Chief Financial Officer

MAKO Surgical Corp.

2555 Davie Road

Fort Lauderdale, Florida 33317

(954) 927-2044

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copy to:

Richard C. Witzel, Jr.

Skadden, Arps, Slate, Meagher & Flom LLP

155 N. Wacker Dr.

Chicago, IL 60606

(312) 407-0700

Approximate date of commencement of proposed sale to the public: Not applicable

_________________________

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 431(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller Reporting Company ☐

(Do not check if a smaller reporting company)

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These post-effective amendments relate to the following Registration Statements of MAKO Surgical Corp., a Delaware corporation (the “Company”) on Form S-3 (collectively, the “Registration Statements”) filed by the Company with the Securities and Exchange Commission (the “SEC”):

  Registration Statement 333-159302, registering $50,000,000 in debt securities, shares of common stock, par value $0.001 per share of the Company (the “Common Stock”), shares of preferred stock, par value $0.001 per share of the Company (the “Preferred Stock”), warrants, stock purchase contracts and stock purchase units, which was filed with the SEC on May 18, 2009;
  Registration Statement 333-161343, registering $10,000,000 in debt securities, shares of Common Stock, shares of Preferred Stock, warrants, stock purchase contracts and stock purchase units, which was filed with the SEC on August 13, 2009;
  Registration Statement 333-169464, registering $100,000,000 in debt securities, shares of Common Stock, shares of Preferred Stock, warrants, stock purchase contracts and stock purchase units, which was filed with the SEC on September 17, 2010; and
  Registration Statement 333-181277, registering 1,465,471 shares of Common Stock, which was filed with the SEC on May 9, 2012, as amended by Post-Effective Amendment No. 1, which was filed with the SEC on February 14, 2013, Post-Effective Amendment No. 2, which was filed with the SEC on February 28, 2013 and Post-Effective Amendment No. 3, which was filed with the SEC on March 18, 2013.

On December 17, 2013, pursuant to that certain Agreement and Plan of Merger, dated September 25, 2013 (the “Merger Agreement”), by and among Stryker Corporation, a Michigan corporation (“Parent”), Lauderdale Merger Corporation, a Delaware corporation and wholly-owned subsidiary of Parent, and the Company, the Company became a wholly-owned subsidiary of Parent. As a result of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements.

These post-effective amendments to the Registration Statements are being filed to remove from registration, as of the effectiveness of these post-effective amendments, any and all securities of the Company that are registered under the Registration Statements that remain unsold as of the effectiveness of the post-effective amendments, and to terminate the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on this 17th day of December, 2013.

MAKO Surgical Corp.

By:	/s/ Fritz L. LaPorte
Fritz L. LaPorte Vice President, Finance & Administration and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, these post-effective amendments to the registration statements on Form S-3 have been signed by the following persons in the capacities indicated below on this 17th day of December, 2013.

Signature	Title

/s/ David K. Floyd	President
David K. Floyd	(Principal Executive Officer)

/s/ Fritz L. LaPorte	Vice President, Finance & Administration and Chief Financial Officer
Fritz L. LaPorte	(Principal Financial and Accounting Officer)

/s/ David K. Floyd
David K. Floyd	Director

/s/ Tony M. McKinney
Tony M. McKinney	Director